Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 3, 2006, on the consolidated financial statements included in the Annual Report of Verso Technologies, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statement of Verso Technologies, Inc. on Form S-3, file number 333-142340, as amended.

/s/ Grant Thornton LLP

Atlanta, Georgia
June 4, 2007